                                                                    EXHIBIT 11.1

                         SAFEWAY INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                     (IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                                               12 Weeks Ended
                                                                             ---------------------------------------------------
                                                                             March 22,     March 22,     March 23,     March 23,
                                                                               2003          2003          2002          2002
                                                                             -----------------------     -----------------------
                                                                              Diluted        Basic        Diluted        Basic
                                                                              -------       -------       -------       -------
Income from continuing operations before cumulative
   effect of accounting change                                                $ 196.2       $ 196.2       $ 325.0       $ 325.0
(Loss) income from discontinued operations                                      (33.6)        (33.6)          7.1           7.1

Cumulative effect of accounting change                                             --            --        (700.0)       (700.0)
                                                                              -------       -------       -------       -------
Net income (loss)                                                             $ 162.6       $ 162.6       $(367.9)      $(367.9)
                                                                              =======       =======       =======       =======

Weighted average common shares outstanding                                      441.2         441.2         486.7         486.7
                                                                                            =======                     =======
Common share equivalents                                                          4.8                         8.3
                                                                              -------                     -------
   Weighted average shares outstanding                                          446.0                       495.0
                                                                              =======                     =======

Earnings per share:

Income from continuing operations before cumulative
   effect of accounting change                                                $  0.44       $  0.44       $  0.66       $  0.67
(Loss) income from discontinued operations                                      (0.08)        (0.07)         0.01          0.01

Cumulative effect of accounting change                                             --            --         (1.41)        (1.44)
                                                                              -------       -------       -------       -------
Net income (loss)                                                             $  0.36       $  0.37       $ (0.74)      $ (0.76)
                                                                              =======       =======       =======       =======

Calculation of common share equivalents:

      Options to purchase common shares                                          11.4                        24.8
      Common shares assumed purchased with potential
         proceeds                                                                (6.6)                      (16.5)
                                                                              -------                     -------
      Common share equivalents                                                    4.8                         8.3
                                                                              =======                     =======

Calculation  of common shares assumed purchased with potential proceeds:

      Potential proceeds from exercise of options to
         purchase common shares                                               $ 142.7                     $ 691.1
      Common stock price used under the treasury
         stock method                                                         $ 21.73                     $ 41.98
      Common shares assumed purchased with
         potential proceeds                                                       6.6                        16.5
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Anti-dilutive shares totaling 26.9 million in 2003 and 13.9 million in 2002 have been excluded from diluted weighted average shares outstanding.